Exhibit 99.1

NEWS RELEASE for November 8, 2011 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2011 THIRD QUARTER, NINE-MONTH RESULTS

First Quarter to Include Full Quarter of Operating Results of W.E.T.

NORTHVILLE, MI (November 8, 2011) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications, today announced its financial results for the third quarter and nine months ended September 30, 2011. On May 16, 2011, Amerigon closed the previously announced acquisition of controlling interest of W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 third quarter includes a full quarter of operating results of W.E.T. for the first time and the nine-month period includes four and one-half months of W.E.T. operations. Also, included in the 2011 results are fees and expenses associated with the W.E.T. acquisition, which are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

“We continue to make important progress in the transformation of Amerigon into a much larger, more capable global company with a significant presence in North America, Europe and Asia,” said President and CEO Daniel R. Coker. “We remain optimistic about our ongoing acquisition of W.E.T. Automotive Systems, which we believe will enhance our capabilities in product development and thermal management innovation, broaden our global footprint, provide manufacturing capability and make us a much more competitive supplier in the worldwide automotive industry.”

Coker added that Amerigon’s newest products, including the heated and cooled cupholder for the automotive market, and the heated and cooled luxury mattress, have both generated growing revenue streams. Also, Amerigon’s new thermoelectric generator, or TEG, that converts waste vehicle exhaust heat into electricity, developed with the U.S. Department of Energy, BMW and Ford, among others, is currently being tested on BMW and Ford vehicles, Coker noted.

“Our innovative TEG system may become a very important advancement in automotive engineering,” Coker said. “It not only provides modern vehicles a supplemental source of electricity, but it also offers benefits in fuel economy and a reduction in toxic emissions, including carbon dioxide gas. We, and all our partners, are very excited about the potential of this unique technology.”

Third Quarter Summary

Product revenues for this year’s third quarter increased to $125.6 million from $30.5 million in the prior year period. The increase in revenues primarily reflects additional W.E.T. revenue of $95.1 million. The W.E.T. revenues include the effects of the first historical Amerigon vehicle program to be sourced in a W.E.T. facility totaling $4.4 million.

The 2011 third quarter showed a loss attributable to common shareholders of $1.6 million, or $0.07 loss per share, which reflected the significant impact of acquisition-related write-offs and one-time charges related to the acquisition and related financing totaling $3.3 million net of tax benefit, or $0.14 per basic and diluted share. These effects detailed in the attached table, importantly include amortization of the portion of the acquisition price assigned to intangibles (which totaled $126.8 million), write-off of the acquired inventory marked up to fair value, and the write-off of acquisition costs and debt retirement expenses. Excluding these non-cash charges, Amerigon would have earned $1.6 million, or $0.07 per basic and diluted share.

Also in this year’s third quarter, Amerigon satisfied its obligation to pay accrued dividends of $2.4 million of the Series C Preferred Stock issued in connection with the W.E.T. acquisition by issuing common shares to the holders of Series C Preferred Stock in lieu of cash dividends. As planned in the Company’s financing package, the dividend reduced third quarter net income attributable to common shareholders by $2.8 million, or $0.12 per basic and diluted share. The preferred dividend will decrease to $1.2 million by the fourth quarter of 2012, and will be totally eliminated by the fourth quarter of 2013, as the Series C Preferred Stock is redeemed over the next eight quarters. Amerigon redeemed the first installment of Series C Preferred Stock on September 1, 2011. That installment, together with the shares delivered in lieu of a cash dividend, totaled approximately 866,000 common shares. Amerigon has delivered notice to the holders of the Series C Preferred Stock that it will redeem the second dividend and redemption installment on December 1, 2011 in cash totaling $9.0 million as Amerigon’s cash flows are adequate to do so.

Gross margin as a percentage of revenue for the 2011 third quarter was 25 percent, compared with 29 percent in the third quarter of 2010 (for Amerigon alone). The decrease primarily reflects W.E.T.’s lower gross margin on sales (24 percent), and for Amerigon, higher material costs driven by the strong Japanese Yen and an unfavorable mix of products sold. The W.E.T. gross margin is significantly impacted by acquisition accounting. In the near term, W.E.T’s inventory is required to be marked up to fair value, for an effect of $374,000, or 0.4 percent. In addition, the write-off of the purchase price allocated to customer relationships amounted to $2.1 million in the third quarter, which reduced W.E.T.’s gross margin by an additional 1.7 percent.

Adjusted EBITDA (which is described in the tables that follow) for the 2011 third quarter was $15.5 million compared with Adjusted EBITDA of $4.4 million for the prior year period.

The historical Amerigon financial results and Adjusted EBITDA for this year’s third quarter, which are non-GAAP measures, are provided to help shareholders understand Amerigon’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

Year-to-Date Financial Highlights

The Company reported a net loss attributable to common shareholders for this year’s first nine months of $3.9 million, or $0.17 loss per basic and diluted share. Included in the 2011 nine-month results are fees and expenses associated with the W.E.T. acquisition and non-cash purchase accounting amortization and adjustments for inventory revaluation, which are detailed in the Acquisition

Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release. In total, these have decreased the Company’s net income attributable to common shareholders for the first nine months of 2011 by $11.0 million net of tax benefit, or $0.49 per basic and $0.48 per diluted share. Adjusting for these, Amerigon would have reported net income attributable to common shareholders of $7.1 million, or $0.32 per basic and $0.31 per diluted share. The nine-month results also include the convertible preferred stock dividends of $5.7 million, which reduced net income attributable to common shareholders by $0.26 per basic and $0.25 per diluted share. Adjusting for all of these effects, Amerigon would have reported net income attributable to common shareholders of $12.9 million, or $0.58 per basic and $0.55 per diluted share as compared with net income attributable to common shareholders in the prior year period of $6.6 million, or $0.31 per basic and $0.30 per diluted share.

For the first nine months of 2011, product revenues increased to $238.6 million, up 186 percent from $83.5 million in the prior year period. This includes operating results from W.E.T. beginning May 16, 2011, and non-cash amortization of W.E.T.’s customer relationships. Gross margin as a percentage of revenue for this year’s first nine months was 26 percent compared with 29 percent in the first nine months of 2010, largely reflecting lower margins on W.E.T. revenue, non-cash purchase accounting impacts, higher material costs for Amerigon, including the effects of a stronger Japanese Yen, and unfavorable product mix. Non-cash purchase accounting impacts totaling $6.6 million reduced the gross margin percent by 4.0 percent.

Adjusted EBITDA for the first nine months of 2011 was $35.5 million compared to Adjusted EBITDA of $10.9 million for the prior year period.

The Company’s balance sheet as of September 30, 2011, had total cash and cash equivalents of $17.1 million, total assets of $402.8 million, and shareholders’ equity of $110.7 million. Total debt was $81.3 million and the book value of the unredeemed Series C Convertible Preferred Stock was $56.6 million as of September 30, 2011.

Interest Expense and Revaluation of Derivatives

Interest expense for the 2011 third quarter and first nine-months was $1.2 million and $2.5 million, respectively, compared with $9,000 in interest income for both prior year periods. A portion of interest expense for 2011 resulted from debt financing used to finance a portion of the W.E.T. acquisition. Approximately $621,000 in interest expense was related to the debt of W.E.T.

For this year’s third quarter and first nine months, the Company recorded losses related to the revaluation of derivative financial instruments totaling $4.3 million and $5.6 million, respectively. The nine-month amount included losses from the derivatives of W.E.T. totaling $8.2 million offset partially by $2.6 million of gains from revaluation of derivatives for Amerigon. W.E.T.’s derivative losses stem from its Cash Related Swap (CRS) contract and portfolio of currency derivative instruments. The Amerigon revaluation gain resulted from two derivatives embedded in its Series C Convertible Preferred Stock. These two derivatives, which were valued as liabilities totaling $2.6 million when the Series C Convertible Preferred Stock was issued, related to terms in which the Series C Preferred Stockholders would have received a redemption premium and certain warrants if the W.E.T. acquisition had not been completed. The carrying value of these derivatives was adjusted to zero upon consummation of the W.E.T. acquisition.

The Company recorded an income tax expense of $4.1 million representing an effective tax rate of 71 percent. This rate was higher than the U.S. statutory rate of 35 percent due to expenses that are not deductible for income tax purposes including a significant portion of the acquisition transaction expenses, withholding and other local jurisdiction taxes for W.E.T. incurred during the period and the effect of having higher income in foreign jurisdictions with high tax rates as compared to losses in foreign jurisdictions having lower tax rates.

Research and Development, Selling, General and Administrative Expenses

The 2011 third quarter and nine-month results include a year-over-year increase in net research and development expenses of $9.0 million and $11.4 million, respectively. The increase for the 2011 third quarter was primarily due to net research and development expenses from W.E.T. totaling $8.9 million. The remaining increase represents increases in sponsored research, partially offset by the timing of receipt of research and development reimbursements. For the 2011 nine-month period, the increase was primarily due to the net research and development expenses from W.E.T. totaling $11.1 million and a year-over-year increase in net research and development expenses of Amerigon of $321,000, primarily due to the advanced thermoelectric materials program at the Company’s wholly-owned ZT Plus subsidiary.

Selling, general and administrative expenses for the 2011 third quarter and nine-month period increased $11.0 million and $18.6 million, respectively. The increase for this year’s third quarter and first nine months is primarily due to the selling, general and administrative expenses of W.E.T. totaling $9.8 million and $15.9 million, respectively, the opening of offices in Germany and China, certain costs related to integration activities of the W.E.T. acquisition and bad debt reserves on certain existing accounts receivable. For the 2011 third quarter and first nine months, the selling, general and administrative expenses of W.E.T. include amortization of the fair value of W.E.T.’s customer order backlog totaling $1.5 million and $3.1 million, respectively.

Guidance

The Company expects product revenues in the 2011 fourth quarter to be slightly lower compared with the 2011 third quarter due to the historically lower fourth quarter industry volumes in North America and Europe. There is some potential weakness in the North American and European markets, but sales for both companies are running ahead of business plan projections.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-888-846-5003. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and historical Amerigon financial results, may be considered non-GAAP financial measures. Amerigon believes this information is useful to investors because it provides a basis for measuring Amerigon’s available capital resources, the operating performance of Amerigon’s business and Amerigon’s cash flow that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Amerigon’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Amerigon’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Reconciliation between net income and EBITDA is provided in the financial tables at the end of this news release.

About Amerigon

Amerigon (NASDAQ-GS:ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on Amerigon and W.E.T. technologies include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that also have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has approximately $500 million in annual revenues and 5,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2011, and its Form 10-K for the year ended December 31, 2010.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Product revenues	$125,639	$30,486	$238,572	$83,486
Cost of sales	94,795	21,681	177,671	59,334

Gross margin	30,844	8,805	60,901	24,152
Operating expenses:
Research and development	11,520	2,789	18,921	9,158
Research and development reimbursements	(235)	(490)	(581)	(2,193)

Net research and development expenses	11,285	2,299	18,340	6,965
Acquisition transaction expenses	200	—	5,380	—
Selling, general and administrative	13,545	2,498	26,092	7,449

Total operating expenses	25,030	4,797	49,812	14,414

Operating income	5,814	4,008	11,089	9,738
Interest income (expense)	(1,213)	9	(2,450)	9
Debt retirement expense	(3)	—	(970)	—
Revaluation of derivatives	(4,305)	—	(5,574)	—
Foreign currency gain	2,006	—	3,412	—
Loss from equity investment	—	—	—	(22)
Other income	193	37	281	109

Earnings before income tax	2,492	4,054	5,788	9,834
Income tax (expense) benefit	(973)	1,492	(4,117)	3,612

Net income	1,519	2,562	1,671	6,222
Gain (loss) attributable to non-controlling interest	(348)	129	175	426

Net income attributable to Amerigon, Inc.	1,171	2,691	1,846	6,648
Convertible preferred stock dividends	(2,815)	—	(5,738)	—

Net income (loss) attributable to common shareholders	$(1,644)	$2,691	$(3,892)	$6,648

Basic earnings (loss) per share	$(0.07)	$0.12	$(0.17)	$0.31

Diluted earnings (loss) per share	$(0.07)	$0.12	$(0.17)	$0.30

Weighted average number of shares – basic	22,753	21,713	22,351	21,623

Weighted average number of shares – diluted	22,753	22,488	22,351	22,355

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AMERIGON INCORPORATED

RESULTS EXCLUDING W.E.T.

The following tables present select operations data for the periods as reported, amounts for W.E.T. operations and amounts for Amerigon less the W.E.T. amounts representing the historical portion of Amerigon. These Historical Amerigon financial results for the three- and nine-month periods ended September 30, 2011, which are non-GAAP measures, are provided to help shareholders understand Amerigon’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Amerigon’s reported results prepared in accordance with GAAP.

	Three month period ended September 30,
	2011				2010
	As Reported	Less: W.E.T.		Historical Amerigon
	(In Thousands)
Product revenues	$125,639	$95,122		$30,517	$30,486
Cost of sales	94,795	72,584		22,211	21,681
Gross margin	30,844	22,538		8,306	8,805
Gross margin percent	24.5%	23.7	%(2)	27.2%	28.9%
Operating expenses:
Net research and development expenses	11,285	8,949		2,336	2,299
Acquisition transaction expenses	200	6		194	—
Selling, general and administrative expenses	13,545	9,838		3,707	2,498
Operating income	5,814	3,745		2,069	4,008
Earnings (loss) before income tax	2,492	1,030		1,462	4,054

	Nine month period ended September 30,
	2011				2010
	As Reported	Less: W.E.T.(1)		Historical Amerigon
	(In Thousands)
Product revenues	$238,572	$140,300		$98,272	$83,486
Cost of sales	177,671	107,042		70,629	59,334
Gross margin	60,901	33,258		27,643	24,152
Gross margin percent	25.5%	23.7	%(2)	28.1%	28.6%
Operating expenses:
Net research and development expenses	18,340	11,054		7,286	6,965
Acquisition transaction expenses	5,380	713		4,667	—
Selling, general and administrative expenses	26,092	15,912		10,180	7,449
Operating income	11,089	5,579		5,510	9,738
Earnings (loss) before income tax	5,788	(353)		6,141	9,834

(1)	Only represents W.E.T.’s results for the period from May 16, 2011, the acquisition date, through September 30, 2011.
(2)	Includes inventory re-evaluation and customer relationship amortization expense which reduced W.E.T.’s gross margin percent for the three and nine month periods by 2.1 percent and 2.9 percent, respectively.

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Reconciliation of Adjusted EBITDA to Net Income

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Income	$1,519	$2,562	$1,671	$6,222
Add Back:
Income tax expense	973	1,491	4,117	3,611
Interest expense (income)	1,213	(9)	2,450	(9)
Depreciation and amortization	9,075	337	14,955	1,006
Adjustments:
Acquisition transaction expense	200	—	5,380	—
Debt retirement expenses	3	—	970	—
Unrealized currency (gain) loss	(353)	12	1,855	41
Unrealized revaluation of derivatives	2,872	—	4,141	—

Adjusted EBITDA	$15,502	$4,393	$35,539	$10,871

Use of Non-GAAP Financial Measures

In evaluating its business, Amerigon considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Amerigon compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$17,062	$26,584
Short-term investments	—	9,761
Accounts receivable, less allowance of $1,800 and $545, respectively	90,327	18,940
Inventory	49,667	6,825
Derivative financial instruments	3,177	—
Assets held for sale	9,127	—
Deferred income tax assets	1,286	4,905
Prepaid expenses and other assets	11,153	1,421

Total current assets	181,799	68,436
Property and equipment, net	43,423	4,197
Goodwill	24,802	—
Other intangible assets	118,288	4,653
Deferred financing costs	3,291	—
Deferred income tax assets	28,033	1,279
Other non-current assets	3,172	857

Total assets	$402,808	$79,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,815	$15,275
Accrued liabilities	47,809	5,872
Current maturities of long-term debt	15,277	—
Derivative financial instruments	5,036	—
Deferred manufacturing agreement – current portion	—	50

Total current liabilities	116,937	21,197
Pension benefit obligation	3,600	688
Long-term debt, less current maturities	66,048	—
Derivative financial instruments	18,298	—
Deferred tax liabilities	30,685	—

Total liabilities	235,568	21,885
Series C Convertible Preferred Stock	56,589	—
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 23,170,154 and 22,037,466 issued and outstanding at September 30, 2011 and December 31, 2010, respectively	77,459	65,148
Paid-in capital	23,706	20,128
Accumulated other comprehensive income (loss)	(3,429)	93
Accumulated deficit	(31,899)	(27,832)

Total Amerigon Incorporated shareholders’ equity	65,837	57,537
Non-controlling interest	44,814	—

Total shareholders’ equity	110,651	57,537

Total liabilities and shareholders’ equity	$402,808	$79,422

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AMERIGON INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

	Current Results		Future Periods (estimated)
	3 months	9 months	Q4	2012	2013	2014	Thereafter
Transaction related current expenses
Acquisition transaction expenses	200	5,380	—	—	—	—	—
Debt retirement expense	3	970	—	—	—	—	—

	203	6,350	—	—	—	—	—

Non-cash purchase accounting impacts
Customer relationships amortization	2,110	3,165	2,039	8,156	8,156	8,156	50,226
Technology amortization	885	1,328	847	3,420	3,420	3,420	9,858
Product development costs amortization	446	568	431	2,206	2,258	2,258	1,331
Order backlog amortization	1,532	3,063	—	—	—	—	—
Inventory fair value adjustment	374	1,497	—	—	—	—	—

	5,347	9,621	3,317	13,782	13,834	13,834	61,415

Tax effect	(1,313)	(3,189)	(768)	(3,192)	(3,204)	(3,204)	(14,224)
Net Income effect	4,237	12,782	2,549	10,590	10,630	10,630	47,191
Non-controlling interest effect	(975)	(1,754)	(608)	(2,526)	(2,535)	(2,535)	(11,255)
Net income available to shareholders effect	3,262	11,029	1,941	8,064	8,095	8,095	35,936
Earnings (loss) per share – difference
Basic	0.14	0.49
Diluted	0.14	0.48
Series C Preferred Stock dividend	2,815	5,738	2,490	6,711	1,622	—	—
Earnings (loss) per share – difference
Basic	0.12	0.26
Diluted	0.12	0.25

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2011	2010
Operating Activities:
Net income	$1,671	$6,222
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,454	1,104
Deferred tax provision	148	3,440
Stock option compensation	1,565	971
Defined benefit plan expense	3	188
Loss from equity investment	—	22
Loss on revaluation of financial derivatives	5,574	—
Debt retirement expense	970	—
Excess tax benefit from equity awards	(3,044)	—
Changes in operating assets and liabilities:
Accounts receivable	(17,201)	(8,931)
Inventory	(5,904)	(849)
Prepaid expenses and other assets	(124)	(336)
Accounts payable	9,630	6,489
Accrued liabilities	(2,107)	447

Net cash provided by operating activities	6,635	8,677
Investing Activities:
Purchases of short-term investments	—	(8,895)
Sales of short-term investments	—	5,388
Maturities of short-term investments	9,761	—
Purchase of W.E.T. Automotive AG, net of cash acquired	(113,432)	—
Purchase of ZT Plus assets, net of cash acquired	—	(1,500)
Cash invested in corporate owned life insurance	—	(266)
Purchase of property and equipment	(3,824)	(553)
Patent costs	(921)	(617)

Net cash used in investing activities	(108,416)	(6,443)
Financing Activities:
Borrowing of debt	137,083	—
Repayments of debt	(105,900)	—
Cash paid for financing costs	(4,157)	—
Proceeds from the sale of Series C Convertible Preferred Stock	61,403	—
Proceeds from the sale of embedded derivatives	2,610	—
Excess tax benefit from equity awards	3,044	—
Proceeds from sale of W.E.T. Equity to non-controlling interest	1,175	—
Stock issued to Series C Preferred Stock Holders	(121)	—
Proceeds from the exercise of Common Stock options	1,258	1,256

Net cash provided by financing activities	96,395	1,256

Foreign currency effect	(4,136)	68

Net (decrease) in cash and cash equivalents	(9,522)	3,558
Cash and cash equivalents at beginning of period	26,584	21,677

Cash and cash equivalents at end of period	$17,062	$25,235

Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,062	$306

Cash paid for interest	$2,322	$—

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock for Series C Preferred Stock redemption	$7,780	$—

Issuance of Common Stock for Series C Preferred Stock dividend	$2,242	$—

Issuance of Common Stock under the 2006 Equity Incentive Plan	$666	$17

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